Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Chevron Corporation

Chevron U.S.A. Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(2)(3)

Fees to Be Paid	Debt	5.750% Senior Secured Notes due 2026(2)	457(o)	$750,000,000.00	100%	$750,000,000.00	0.0001102	$82,650.00

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$750,000,000.00		$82,650.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$82,650.00
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)

The notes will be issued by Chevron U.S.A Inc., direct, wholly-owned subsidiary of Chevron Corporation, and fully and unconditionally guaranteed on a unsecured basis by Chevron Corporation. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1.0 million of the proposed maximum aggregate offering price.